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                                                                    Exhibit 1(A)

RESOLVED, the Board of Directors of CUNA Mutual Insurance Society ("CMIS") hereby ratifies and approves the establishment, pursuant to Iowa Code ss.508A.1
(2007), of the CUNA Mutual Variable Life Insurance Account, CUNA Mutual Variable Annuity Account and CUNA Mutual Group Variable Annuity Account; and

RESOLVED, the CUNA Mutual Variable Life Insurance Account has been established for the purpose of providing for the issuance by CMIS of certain variable universal life insurance contracts ("VUL Contracts") and shall constitute a funding medium to support reserves under the VUL Contracts; and

RESOLVED, the CUNA Mutual Variable Annuity Account has been established for the purpose of providing for the issuance by CMIS of certain individual variable annuity contracts ("VA Contracts") and shall constitute a funding medium to support reserves under the VA Contracts; and

RESOLVED, the CUNA Mutual Group Variable Annuity Account has been established for the purpose of providing for the issuance by CMIS of certain group variable annuity contracts ("GVA Contracts") and shall constitute a funding medium to support reserves under the GVA Contracts; and

RESOLVED, the portion of assets of each of the CUNA Mutual Variable Life Insurance Account, CUNA Mutual Variable Annuity Account and CUNA Mutual Group Variable Annuity Account equal to the reserves and other contract liabilities with respect to such account shall not be chargeable with the liabilities arising out of any other business CMIS may conduct; and

RESOLVED, the income, gains and losses, realized and unrealized, from assets allocated to each of the CUNA Mutual Variable Life Insurance Account, CUNA Mutual Variable Annuity Account and CUNA Mutual Group Variable Annuity Account shall, in accordance with the VUL Contracts, VA Contracts and GVA Contracts, as applicable, be credited to or charged against such account without regard to other income, gains or losses of CMIS; and

RESOLVED, each of the CUNA Mutual Variable Life Insurance Account, CUNA Mutual Variable Annuity Account and CUNA Mutual Group Variable Annuity Account shall be divided into investment subaccounts, which shall invest in shares of an open-end investment company, and net premiums under each of the VUL Contracts, VA Contracts and GVA Contracts shall be allocated to one or more subaccounts as directed by the owners of the VUL Contracts, VA Contracts and GVA Contracts, as applicable; and

RESOLVED, subject to applicable law, the Board of Directors of CMIS expressly reserves the right to add or remove any investment subaccount or substitute one open-end investment company for another as it may deem necessary or appropriate and authorizes the Chief Executive Officer or a designee to exercise such right in her or his discretion; and

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RESOLVED, the Chief Executive Officer, Chief Financial Officer or a designee of either are authorized to transfer cash from time to time between CMIS' general account and the CUNA Mutual Variable Life Insurance Account or between CMIS' general account and the CUNA Mutual Variable Annuity Account or between CMIS' general account and the CUNA Mutual Group Variable Annuity Account as deemed necessary or appropriate and consistent with the terms of the VUL Contracts, VA Contracts or GVA Contracts, as applicable; and

RESOLVED, the Chief Executive Officer or a designee, with such assistance as she or he deems necessary or appropriate from other parties, is authorized and directed to take all action necessary to: (a) maintain the registration of the CUNA Mutual Variable Life Insurance Account and the CUNA Mutual Variable Annuity Account as unit investment trusts under the Investment Company Act of 1940, as amended; and (b) maintain the registration of the VUL Contracts and VA Contracts in indefinite amounts under the Securities Act of 1933, as amended; and

RESOLVED, officers of CMIS or their designees are authorized to establish policies under which CMIS will provide voting rights to owners of VUL Contracts, VA Contracts and GVA Contracts with respect to the securities owned by the CUNA Mutual Variable Life Insurance Account, CUNA Mutual Variable Annuity Account or CUNA Mutual Group Variable Annuity Account, respectively; and

RESOLVED, the Chief Legal Officer or designee is authorized to act as agent for service and to receive communications and notices from the Securities and Exchange Commission and other regulatory agencies with respect to the CUNA Mutual Variable Life Insurance Account and CUNA Mutual Variable Annuity Account; and

RESOLVED, CUNA Brokerage Services, Inc. is hereby ratified and approved as the principal underwriter and distributor of the VUL Contracts, VA Contracts and GVA Contracts and the Amended and Restated Distribution Agreement between CMIS and CUNA Brokerage Services, Inc. for Variable Universal Life Contracts effective January 1, 2008 and the Amended and Restated Distribution Agreement between CMIS and CUNA Brokerage Services, Inc. for Variable Annuity Contracts effective January 1, 2008 substantially in the forms presented, are hereby ratified and approved; and

RESOLVED, the Chief Executive Officer or designee is hereby authorized to execute such agreement or agreements as deemed necessary or appropriate (a) with one or more qualified banks or other qualified entities to provide administrative and/or custodial services in connection with the establishment and maintenance of each of the CUNA Mutual Variable Life Insurance Account, CUNA Mutual Variable Annuity Account and CUNA Mutual Group Variable Annuity Account and the design, issuance and administration of the VUL Contracts, VA Contracts and GVA Contracts and (b) with the designated mutual fund portfolios and/or the principal underwriter and distributor of those portfolios for the purchase and redemption of fund shares; and

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RESOLVED, the Standards of Conduct substantially in the form provided are hereby approved; and

RESOLVED, that Board of Directors of CMIS reserves the right to change the designation of the CUNA Mutual Variable Life Insurance Account, CUNA Mutual Variable Annuity Account and CUNA Mutual Group Variable Annuity Account as it may deem necessary or appropriate; and

RESOLVED, the officers of CMIS or their designees are authorized to take any action necessary or appropriate that is consistent with these resolutions, including to offer and sell the VUL Contracts, VA Contracts and GVA Contracts under applicable federal and state laws and to prepare, execute and file such applications, reports, covenants, resolutions, applications for exemptions, consents to service of process and other documents that may be required under applicable law and any such action heretofore taken is hereby ratified and approved.

RESOLVED, that the foregoing resolutions will remain in full force and effect until otherwise revoked by the Board of Directors of CMIS; and

RESOLVED, that if any resolution in any form different from, but generally consistent with , the foregoing resolutions is required, such other resolution shall be deemed to have been duly approved and adopted hereby.